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                SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C.




                             FORM 8-K

                          CURRENT REPORT




              Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934



         Date of Report (Date of earliest event reported)
                           July 1, 1997



                    ENSERCH EXPLORATION, INC.
      (Exact name of Registrant as specified in its charter)



     Texas               1-11413                   75-2556975
(State or other        (Commission             (I.R.S. Employer
jurisdiction of        File Number)           Identification No.)
 incorporation)



6688 N. Central Expwy., Ste. 1000, Dallas, TX          75206-3922
(Address of principal executive offices)               (Zip Code)



Registrant's telephone number, including Area Code:  214-692-4300



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ITEM 5.  Other Events

     Set forth below in its entirety is a News Release issued by Enserch Exploration, Inc. on July 1, 1997.

     ENSERCH EXPLORATION AND ENTERPRISE OIL
     ENTER DEEPWATER GULF OF MEXICO VENTURE

          DALLAS, TEXAS (July 1, 1997) -- Enserch Exploration,
     Inc. (NYSE--EEX) and Enterprise Oil (NYSE--ETP) have agreed to participate in an exploration venture to evaluate EEX's portfolio of offshore blocks in the deep water of the Gulf of Mexico.

          The agreement, covering approximately 80 blocks primarily in the areas of Garden Banks, Green Canyon and Mississippi Canyon, is subject to government approvals and certain pre-emption rights on some of the blocks. Excluded from the agreement are reserves at Green Canyon 254 (Allegheny Project) and reserves and production facilities at Garden Banks 388 (Cooper Project)

          Under the agreement, approved by the Boards of each company, Enterprise will pay $65 million, which will be used to fund EEX's exploration drilling costs and in return receive an immediate assignment of 50% of EEX's deepwater portfolio. A further $35 million to be funded by Enterprise is contingent on drilling successes and the announcement of a commercial development. Enterprise will immediately become a full partner in the relevant Joint Operating Agreements.

          The companies intend to conduct a 10 to 12 well drilling program over the next two and one-half years utilizing two rigs capable of drilling in 3,300 feet of water. The rigs are under long-term contract to EEX at below market day rates. The first well has already been spudded on the Llano prospect in Garden Banks 386.

          "Bringing a partner into our deep water program substantially accelerates the evaluation of a potentially valuable asset by several years while substantially reducing our drilling costs. As importantly, Enterprise brings a wealth of experience and a culture that complements our efforts to evaluate this inventory quickly," said Tom Hamilton, Chairman and President and Chief Executive Officer of Enserch Exploration.

          Dr. Pierre Jungels, Chief Executive of Enterprise Oil commented: "This agreement will provide us with a substantial interest in the highly prospective deep water area of the Gulf. As a wide portfolio of interests covering some 80 blocks in the deeper waters of the Gulf, it also complements last year's deal with Pennzoil which gave us significant exploration opportunities primarily in the shallower waters of the Gulf. There we have already made an important discovery on the Garden Banks 161 concession. A particularly appealing feature of this agreement is the access to the two rigs at attractive rates which will allow us to immediately commence our drilling program."

          Enserch Exploration is one of the largest independent natural gas and oil exploration and production companies in the U.S. Active in the drilling of exploratory and development wells, the operation of producing wells and the marketing of natural gas and oil, the Company's areas of focus are East Texas, the Deep Water of the Gulf of Mexico, the Continental Shelf of the Gulf of Mexico and International. Natural gas reserves at January 1, 1997 were 1.2 trillion cubic feet of natural gas and 59.2 million barrels of oil and condensate.

          Enterprise Oil is one the world's leading independent oil and gas exploration and production companies, listed on the London and New York Stock Exchanges. It currently has a production rate of about 250,000 barrels of oil equivalent (BOE) per day, which is due to rise to 320,000 BOE per day in 1999. Its recoverable reserves exceed one billion barrels of oil equivalent. The Company's main areas of activity are the UK North Sea, where it is operator of the important Nelson oil field; Norway; Italy; the U.S. Gulf of Mexico; Ireland, the Black Sea and Peru.

     For further information, please contact:

     Enserch Exploration, Inc.:

     Benjamin A. Brown
     Vice President, Financial Relations
     Dallas:  214/692-4303

     John A. MacDonald
     Director, Investor Relations
     Dallas:  214/692-4345

     Enterprise Oil plc:

     Andrew Shilston
     Finance Director
     London:  171/925-4476

     Ray Dafter
     Director, Corporate Affairs
     London:  171/925-4160



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                            SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   Enserch Exploration, Inc.



Date: July 3, 1997            By:       /s/ R. E. Schmitz
                                   _____________________________
                                   Vice President and Controller